Exhibit 99.12
JOINT FILING AGREEMENT
     Sprint Nextel Corporation and Sprint Ventures, Inc. hereby agree to jointly file the Schedule 13D, and all amendments thereto, with the Securities and Exchange Commission with respect to the beneficial ownership by them of shares of Class A Common Stock, par value $0.01 per share, of Virgin Mobile USA, Inc.
Dated: July 28, 2009

Sprint Ventures, Inc.

By	/s/ Charles R. Wunsch Name: Charles R. Wunsch
Title: Vice President

Sprint Nextel Corporation

By	/s/ Charles R. Wunsch Name: Charles R. Wunsch
Title: General Counsel and
Corporate Secretary